MAXIM SERIES FUND, INC.
8515 East Orchard Road
Englewood, Colorado 80111



Ruth B. Lurie
Secretary
(303) 689-3815 - Tel.
(303) 689-3827 - fax


December 19, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  Form 24f-2 for Maxim Series Fund File No. 811-3364


Ladies and Gentlemen:

This letter is furnished as the requisite opinion of counsel described in paragraph (b)(1)(v) of Rule 24f-2.

I am the Secretary of Maxim Series Fund, Inc. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the opinion with respect to the aforesaid securities, which are the securities the registration of which is made definitive in number by the Rule 24f-2 Notice that this opinion accompanies, that the shares of the varies classes of Maxim Series Fund's common stock were legally issued, fully paid and non-assessable.


Sincerely

/s/ Ruth B. Lurie

Ruth B. Lurie
Secretary

Enclosures